EXHIBIT 12
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HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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(In millions)
Nine months ended September 30                     1999       1998
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
Net income                                     $1,047.6   $  174.2
Income taxes                                      515.3      254.0
                                               --------   --------
Income before income taxes                      1,562.9      428.2
                                               --------   --------
Fixed charges:
  Interest expense <F1>                         2,016.0    1,868.8
  Interest portion of rentals <F2>                 33.4       43.5
                                               --------   --------
Total fixed charges                             2,049.4    1,912.3
                                               --------   --------
Total earnings as defined                      $3,612.3   $2,340.5
                                               ========   ========
Ratio of earnings to fixed charges <F4>            1.76       1.22
                                               ========   ========
Ratio of earnings to fixed charges, excluding
  merger and integration related costs             1.76       1.75
                                               ========   ========
Preferred stock dividends <F3>                 $   10.4   $   19.1
                                               ========   ========
Ratio of earnings to combind fixed charges
  and preferred stock dividends <F4>               1.75       1.21
                                               ========   ========
Ratio of earnings to combined fixed charges
  and preferred stock dividends, excluding
  merger and integration related costs             1.75       1.73
                                               ========   ========

<F1>  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2>  Represents one-third of rentals, which approximates the portion representing interest.

<F3>  Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 33.0 percent for the nine months ended September 30, 1999 and excluding merger and integration related costs, 35.2 percent for the same period in 1998.

<F4>  The 1998 ratios have been negatively impacted by the one-time merger and integration related costs associated with our merger Beneficial Corporation. As a result, ratios excluding these costs have also been presented for comparative purposes.
